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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We consent to the incorporation in this registration statement of First Place Financial Corp. on Form S-4, of our report dated July 14, 2000, on the consolidated financial statements of First Place Financial Corp. as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, which report appears in the First Place Financial Corp.'s Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this registration statement.

                                          /s/ Crowe, Chizek and Company LLP

Cleveland, Ohio
August 15, 2000